SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Safeway Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the “Company”), will be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California, on Thursday, May 25, 2006 at 1:30 p.m. for the following purposes:

1.	To elect nine directors of the Company to serve for a term of one year and until their successors are elected and qualified;

2.	To consider and vote on the re-approval of the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc.;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2006;

4.	To consider and vote on five stockholder proposals, if properly presented at the Annual Meeting, which are opposed by the Board of Directors; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 27, 2006 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of the Company at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

/s/ Robert A. Gordon

ROBERT A. GORDON

Secretary

Pleasanton, California

Dated: April 12, 2006

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Thursday, May 25, 2006 at 1:30 p.m. and at any adjournments or postponements. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy card will commence on April 12, 2006.

Only stockholders of record at the close of business on March 27, 2006 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were 449,951,928 shares of Common Stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Common Stock is entitled to one vote. A majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i)	by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;
(ii)	by telephone; or
(iii)	electronically through the Internet.

Voting by Proxy Card.    Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 9:00 p.m., Pacific time, on May 24, 2006. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

For those stockholders who are participants in any of Safeway’s 401(k) plans, the enclosed proxy card also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by May 22, 2006, or that the proxy card is signed, returned and received by May 22, 2006.

Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described in the next paragraph) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes occur when a broker, bank or other nominee holding shares for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

In uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director candidate or proposal must exceed the number of votes cast “against” that candidate or proposal. In accordance with the Company’s Bylaws, for purposes of determining the outcome of the election of directors or any proposal, if any proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal. With respect to the Annual Meeting this year, the New York Stock Exchange has confirmed to us that under its rules brokers, banks and other nominees will have discretionary authority to vote on Proposals 1, 2 and 3, but not on Proposals 4, 5, 6, 7 and 8.

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described thereon to ensure that all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained Georgeson Shareholder to assist in the solicitation for a fee of $20,000 plus customary expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 27, 2006 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the Record Date, such as your most recent account statement prior to March 27, 2006, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 12:00 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and Proxy Statement are available on our web site at www.safeway.com. Instead of receiving future copies of the Annual Report and Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record.    If you vote on the Internet at www.computershare.com/expressvote, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/us/ecomms and following the Vote by Internet instructions.

Beneficial Stockholders.    If you hold your shares in “street name”, you also may have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other nominee regarding the availability of this service.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors of the Company adopted Corporate Governance Guidelines to assist in the exercise of its responsibilities in serving the best interests of the Company and its stockholders. The Guidelines address such matters as director qualification standards, director independence, the Lead Independent Director duties, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, related-party transactions, stock ownership guidelines, and the annual self-evaluation process. A complete copy of the Guidelines is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Director Independence

As part of the Company’s Corporate Governance Guidelines, the Board approved Director Independence Standards to assist in determining each director’s “independence.” Safeway’s standards are in addition to and go beyond the “independent director” standards established by the New York Stock Exchange (“NYSE”). Safeway’s standards are as follows:

(a)	A director will not be deemed independent if he or she has any of the following relationships:

(i)  the director is, or has been within the preceding eight years, employed by Safeway;

(ii)  the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 in any such calendar year for service by the director as an advisor, consultant, or legal counsel to Safeway or to an executive officer of Safeway;

(iii)  the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 in any such calendar year for service as an advisor, consultant, or legal counsel to Safeway or to an executive officer of Safeway;

(iv)  the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 in any such calendar year for service as an advisor, consultant, or legal counsel to Safeway or to an executive officer of Safeway;

(v)  the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi)  the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or CEO or other executive officer;

(vii)  an immediate family member1 of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii)  an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix)  (A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has

[1]	“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

(x)  a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi)  a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or one percent (1%) of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or one percent (1%) of the total consolidated assets of such company; or

(xii)  a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or one percent (1%) of that organization’s total annual charitable receipts.

(b)	For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence.

(c)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. The Company will specifically explain in its annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in these standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xi) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of Ms. Grove, Ms. Stirn, and Messrs. Hazen, Gyani, MacDonnell, Mackenzie, Tauscher and Viault has no material relationship with Safeway and is independent under Safeway’s Director Independence Standards and the NYSE director independence standards. In its determination of independence, the Board evaluated the facts and circumstances relating to an outstanding Company loan to Mr. Tauscher. The loan was made to Mr. Tauscher in connection with his purchase of shares of Safeway Common Stock pursuant to the mandatory stock ownership requirement of the 1999 Amended and Restated Equity Participation Plan then in effect. In light of the relative insignificant amount of such loan in comparison to the individual net worth of Mr. Tauscher, and the fact that his loan was entered into on arms-length terms with interest rates commensurate with those prevailing at the time, the Board has concluded that this relationship is immaterial and does not impair the independence of Mr. Tauscher. This loan was granted prior to the implementation of the Sarbanes-Oxley Act of 2002, and it has not been modified or renewed. Thus, the loan is expressly exempted from the prohibitions of Section 402(a) of that Act.

Lead Independent Director

The Guidelines provide that the Company’s independent directors will elect annually a Lead Independent Director to perform certain functions. The independent directors elected Paul Hazen to serve as the Lead Independent Director for 2006. In addition to the duties that all Board members have, the specific responsibilities of the Lead Independent Director include:

(a)	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
(b)	Serving as a liaison between the Chairman and the independent directors;
(c)	Approving and including information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
(d)	Approving agendas for meetings of the Board and its committees (if the Lead Independent Director directs that an item(s) be included on the agenda, such item(s) will be included);
(e)	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
(f)	Having the authority to call meetings of the independent directors;
(g)	Recommending to the Chairman the retention of consultants, as necessary, who report directly to the Board;
(h)	Assisting the Board or the Nominating and Corporate Governance Committee, as appropriate, and the Company’s executives in assuring compliance with and implementation of the Corporate Governance Guidelines;
(i)	Coordinating, developing the agenda for, and moderating executive sessions of the Board’s independent directors;
(j)	Evaluating, along with the members of the Executive Compensation Committee and the Board, the performance of the Chief Executive Officer and Chief Financial Officer, and meeting with such officers to discuss the Board’s evaluations;
(k)	Recommending to the Chairman of the Nominating and Corporate Governance Committee the membership of the various Board committees, as well as selection of the committees’ chairs;
(l)	If requested by large stockholders, ensuring that he/she is available for consultation and direct communication; and
(m)	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The Lead Independent Director has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Stockholder Communications with Directors

The Board of Directors has adopted a policy and procedures for receiving communications from stockholders of the Company. Any stockholder may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of the Company stock, the name of the record owner. The General Counsel will forward correspondence, which is not more suitably directed to management, to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board of Directors held five meetings in fiscal 2005. Each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committees. Each director is expected to attend in person Safeway’s Annual Meeting of Stockholders, absent extraordinary circumstances. All nine directors attended the 2005 Annual Meeting. In 2005, the Board of Directors had the following standing committees: Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee, the Section 162(m) Subcommittee which was dissolved on March 10, 2005, and the Committee on Strategic Initiatives which was established on October 27, 2005. The Board has affirmatively determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Safeway and is “independent” under Safeway’s Director Independence Standards and the NYSE listing standards currently in effect.

Audit Committee:  Mohan Gyani, Chair; Janet E. Grove, Robert I. MacDonnell and Rebecca A. Stirn. The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors employed by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinion; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis; approving the audit and non-audit services of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company’s internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal 2005, the Audit Committee held eight meetings.

The Report of the Audit Committee is included herein. The charter of the Audit Committee is available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790. It also is included as Appendix A to this Proxy Statement.

Audit Committee Financial Expert:  Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether the Company’s Audit Committee has at least one “audit committee financial expert”, as that term is defined in SEC rules. The Board of Directors has determined that each of Mohan Gyani and Robert I. MacDonnell qualifies as an “audit committee financial expert” and that each of them is “independent,” as noted above.

Executive Compensation Committee:  Raymond G. Viault, Chair; Paul Hazen, Robert I. MacDonnell, Rebecca A. Stirn and William Y. Tauscher. The functions of the Executive Compensation Committee include those which it assumed when the Section 162(m) Subcommittee was dissolved on March 10, 2005. The Executive Compensation Committee reviews and approves the Company’s goals and objectives relevant to compensation of executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for the Company’s executive officers that correspond to the Company’s goals and objectives. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and sets the Chief Executive Officer’s compensation level based on this evaluation. The Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. The Committee also produces an annual report on executive compensation for inclusion in the Proxy Statement, in accordance with applicable rules and regulations. In addition, the Committee approves grants of stock options and other equity awards to the Company’s executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934. The Committee also adopts performance goals with respect to performance-

based compensation for executive officers, including the Chief Executive Officer, and certifies whether performance goals are met before performance-based compensation is paid to executive officers in accordance with Section 162(m) of the Internal Revenue Code of 1986. The Committee is also responsible for administering the 1999 Amended and Restated Equity Participation Plan. The Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m)). Before the Section 162(m) Subcommittee was dissolved, it held two meetings in fiscal 2005. During fiscal 2005, the Executive Compensation Committee held three meetings.

The report of the Executive Compensation Committee is included in this Proxy Statement. The charter of the Executive Compensation Committee is available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Nominating and Corporate Governance Committee:  Paul Hazen, Chair; Janet E. Grove, Mohan Gyani and Raymond G. Viault. The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including any stockholders’ nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; annually, along with non-management members of the Board, evaluating the performance of the Chairman and Chief Executive Officer; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as the Company’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and the charters of the Board committees. During fiscal 2005, the Nominating and Corporate Governance Committee held one meeting.

The charter of the Nominating and Corporate Governance Committee is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Executive Committee:  Steven A. Burd, Chair; Paul Hazen, Robert I. MacDonnell and William Y. Tauscher. The Executive Committee was established in June of 2004 to provide a forum for regular communication between the Company’s CEO and the Board in addition to the regularly scheduled Board meetings. The Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee, or the Nominating and Corporate Governance Committee of the Board. During fiscal 2005, the Executive Committee held five meetings.

Committee on Strategic Initiatives:  Douglas J. Mackenzie, Chair; Mohan Gyani, Paul Hazen and William Y. Tauscher. The Committee on Strategic Initiatives was established on October 27, 2005 for purposes of providing strategic advice and oversight with respect to new business ventures. During fiscal 2005, the Committee on Strategic Initiatives held one meeting.

Non-Management Executive Sessions.  The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal 2005, the non-management directors held three executive sessions. The Lead Independent Director, Paul Hazen, acted as Chairman of each of those sessions.

Consideration of Board Nominees

The Board of Directors has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, board members, stockholders or other sources. The Nominating and Corporate Governance

Committee will consider candidates for director recommended by any stockholder who is and has been for a period of at least six months the beneficial owner of more than 1% of the outstanding shares of Safeway Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a Committee member. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of the Company’s standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, and the candidate’s independence, as set forth in the Company’s Director Independence Standards and the NYSE listing standards. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly-held company, experience in corporate governance, expertise in a specific area of the Company’s operations, existing commitments to other businesses, as well as any other criteria deemed relevant by the Board. If the Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary of the Company. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2007 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. (See “Stockholder Proposals for 2007 Proxy Statement” later in this Proxy Statement.)

Majority Vote Standard and Director Resignation Policy

On March 9, 2006, the Board of Directors approved an amendment to the Company’s Bylaws, which changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means that each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. (A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director.) In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment incorporated into the Bylaws the substance of the Company’s director resignation policy that the Board had adopted in 2005 as part of the Company’s Corporate Governance Guidelines. As so incorporated, the Bylaws provide that following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified.) Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the Securities and Exchange Commission a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days provided it concludes that an extension would be in the Company’s best interests.

Any director who tenders his or her resignation pursuant to the aforementioned Bylaw provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Committee receives a majority of “against” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers; provided that no director who has received a majority of “against” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plan

In 2004, the Board of Directors adopted a policy stating that Safeway would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law, determines that such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by stockholders within one year of adoption. Safeway does not have a rights plan in place. The policy is contained in the Company’s Corporate Governance Guidelines, which are available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers and employees to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. The Company’s Code of Business Conduct and Ethics is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

The Board of Directors has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate each stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in the Company’s Corporate Governance Guidelines, which are available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Director Compensation

Safeway believes that compensation for non-employee directors should be competitive and should encourage ownership of Safeway Common Stock. In June 2004, the Board of Directors approved modifications to the non-employee director compensation program. The revised compensation program is intended to provide a competitive total compensation package designed in a manner consistent with evolving best practices in outside director compensation. Safeway’s executive officers do not receive additional compensation if they serve as directors.

Each non-employee director receives an annual fee of $125,000. In addition, the Lead Independent Director is entitled to an annual fee of $25,000; the Chairs of the Audit Committee and the Committee on Strategic Initiatives are each entitled to an annual fee of $25,000, and each other member of these committees is entitled to an annual fee of $15,000; the Chairs of the Executive Compensation Committee and the Nominating and

Corporate Governance Committee are each entitled to an annual fee of $15,000, and each other member of these committees is entitled to an annual fee of $10,000; and each of the Executive Committee members, except Mr. Burd, is entitled to an annual fee of $15,000. All fees are payable quarterly.

Under the Deferred Compensation Plan for Safeway Non-Employee Directors, as amended and restated June 2, 2004, 50% of the fees each Director receives will be deferred automatically into stock units (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). These deferred amounts are payable only upon the director’s termination of service as a director of Safeway. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remaining 50% of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account. Non-employee directors’ stock unit accounts also are credited with additional stock units relating to the payment of dividends (based on an equivalent number of shares of Common Stock that could have been purchased with the dividend payable on the number of shares to which the director’s stock units are then equivalent). All distributions of a director’s cash or stock credit account are made in cash.

Stock Options for New Directors.  Each new director is entitled to receive an initial grant of stock options to purchase 20,000 shares of Safeway Common Stock at an exercise price no less than 100% of the fair market value of a share of Common Stock on the date of grant.

Stock Ownership Requirements.  The Board amended the Company’s Corporate Governance Guidelines as of May 2, 2004 to provide that, within 12 months of joining the Board, each new non-employee director is required to own a number of shares of Safeway Common Stock equal to one year’s director cash compensation divided by the average price per share of Common Stock (calculated based upon the share prices during the director’s first 60 days of service). These shares may be acquired by a director by purchasing shares of Safeway Common Stock or by electing to have his or her cash compensation deferred under the terms of the Deferred Compensation Plan for Safeway Non-Employee Directors. Each director who was a member of the Board as of May 2, 2004 must own a minimum of 5,000 shares of Common Stock. Each director, so long as he or she remains on the Board, must maintain ownership of the minimum number of shares of Common Stock set forth in the Guidelines.

Certain Relationships and Transactions

See “Executive Compensation Committee Interlocks and Insider Participation” later in this Proxy Statement for certain relationships and transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Safeway’s outstanding Common Stock as of March 27, 2006 by (i) each of Safeway’s directors, (ii) each of the named executive officers, (iii) all executive officers and directors of Safeway as a group and (iv) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd (2)	6,041,244	1.3%
Janet E. Grove (2)	6,665	*
Mohan Gyani (2)	6,665	*
Paul Hazen (2)	291,333	*
Robert I. MacDonnell (2) (3)	1,364,776	*
Douglas J. Mackenzie (2)(4)	142,965	*
Rebecca A. Stirn (2)	17,729	*
William Y. Tauscher (2)	222,500	*
Raymond G. Viault (2)	10,665	*
Brian C. Cornell (2)	597,708	*
Robert L. Edwards (2)	303,002	*
Bruce L. Everette (2)	555,947	*
Larree M. Renda (2)	520,203	*
All executive officers and directors as a group (22 persons) (2)	11,731,583	2.6%

FMR Corp. (5)(6) 82 Devonshire Street, Boston, MA 02109	64,623,531	14.4%
Brandes Investment Partners, LP (7) 11988 El Camino Real, #500, San Diego, CA 92130	60,844,398	13.5%
AXA Financial, Inc. (8) 1290 Avenue of the Americas, New York, NY 10104	53,332,209	11.9%

*	Less than 1%

(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire as of May 26, 2006 (60 days after March 27, 2006). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the Deferred Compensation Plan for Safeway Non-Employee Directors) are not included in directors’ beneficial ownership of Safeway Common Stock. (For a discussion of directors’ stock units, see “Corporate Governance Principles and Board Matters – Director Compensation” earlier in this Proxy Statement.) The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.

(2)	Includes shares issuable upon the exercise of stock options that are exercisable as of May 26, 2006, as follows: Mr. Burd, 5,571,403; each of Messrs. Gyani, Mackenzie and Viault and Ms. Grove, 6,665; Mr. Hazen, 11,333; each of Mr. MacDonnell and Ms. Stirn, 14,272; Mr. Tauscher, 218,033; Mr. Cornell, 465,096; Mr. Edwards, 212,792; Mr. Everette, 439,894; Ms. Renda, 393,594; and all executive officers and directors as a group, 8,811,879.

(3)	Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children, with respect to which Mr. MacDonnell disclaims any beneficial ownership.

(4)	Includes 6,300 shares held in three Charitable Remainder Trusts; and 130,000 shares held by Radar Partners, L.P., which are attributable to Mr. Mackenzie’s 50% interest in that partnership.

(5)	All information regarding FMR Corp. and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. and Edward C. Johnson 3d. At December 31, 2005, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 63,245,414 of shares of Safeway Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 851,761 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 656 of such shares in its capacity as an investment adviser to individuals, and (iv) Fidelity International Limited was the beneficial owner of 525,700 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over 63,245,414 of such shares and sole voting power over 5,445,797 of such shares.

(6)	Of the 63,254,414 shares of Safeway Common Stock beneficially owned by Fidelity Management & Research Company, as noted in item (i) of footnote 5 above, 27,000,000 shares (6% of Safeway Common Stock) were attributable to Fidelity Low Priced Stock Fund, one of the investment companies for which Fidelity Management & Research Company acts as investment adviser.

(7)	All information regarding Brandes Investment Partners, L.P. and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2006 by Brandes Investment Partners, L.P., an investment adviser and Delaware limited partnership, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively “Brandes”). At December 31, 2005, Brandes Investment Partners, L.P. was the beneficial owner of, and Brandes was deemed the beneficial owner of, 60,844,398 shares of Common Stock with shared voting power over 51,130,303 of the shares, sole voting power over none of the shares and shared dispositive power over all 60,844,398 of the shares. Under that filing, each of Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaimed direct ownership of the shares, except for an amount equal to substantially less than one percent of those shares, and Brandes Worldwide Holdings, L.P. disclaimed any direct ownership of those shares.

(8)	According to the Schedule 13G filed with the SEC on February 14, 2006 jointly on behalf of AXA Financial, Inc.; three French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group referred to as the Mutuelles AXA; AXA; and their subsidiaries (collectively, the “AXA Group”). At December 31, 2005, the AXA Group was the beneficial owner of 53,332,209 shares of Common Stock. The subsidiaries of AXA Financial, Inc. were deemed to have voting and dispositive power of the shares as follows: Alliance Capital Management L.P., an investment adviser, sole voting power over 36,329,411 of the shares, shared voting power over 4,355,148 of the shares, sole dispositive power over 52,922,430 of the shares, and shared dispositive power over 30,587 of the shares; and AXA Equitable Life Insurance Company, an insurance company and investment adviser, sole dispositive power over 15,732 of the shares. AXA Rosenberg Investment Management LLC had sole voting power over 180,240 of the shares and sole dispositive power over 363,460 of the shares. Under that filing, each of the Mutuelles AXA, as a group, and AXA declared that the filing was not an admission of beneficial ownership of any securities covered by that Schedule 13G.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and holders of more than 10% of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of the Company’s securities (Forms 3, 4 and 5). To the best of the Company’s knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal 2005 all required reports of executive officers and directors were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are nine nominees for election to the Board of Directors this year. All of the nominees have served as directors since the last annual meeting.

Each of the current directors has been nominated for reelection by the Nominating and Corporate Governance Committee.

Proxies may be voted for no more than nine directors. Each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Each director so elected will serve on the Board of Directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

The Board has determined that each of the current directors standing for reelection, except the Chairman of the Board and Chief Executive Officer, has no material relationship with Safeway and is independent under Safeway’s Director Independence Standards and the NYSE listing standards, as currently in effect.

The shares represented by proxies, whether provided in the accompanying form, by telephone or through the Internet, will be voted for the election of the nine nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), principal occupation, employment and business experience during the past five years, and the period during which such person has served as a Safeway director. There are no family relationships among the executive officers and directors.

Our Board recommends a vote “FOR” the election to the Board of each of the following nominees:

STEVEN A. BURD, age 56, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. Mr. Burd is also a director of Kohl’s Corporation.

JANET E. GROVE, age 55, was appointed to the Board of Directors on October 21, 2004. Ms. Grove was named as a Corporate Vice Chair of Federated Department Stores, Inc. in February 2003. She has served as Chair of Federated Merchandising Group (FMG), a division of Federated Department Stores, Inc., since 1998 and as CEO since 1999. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear.

MOHAN GYANI, age 54, was appointed to the Board of Directors on October 21, 2004. Mr. Gyani has been Vice Chairman of Roamware Inc. since January 2006, and he was Chairman and CEO of Roamware from May 2005 through December 2005. He served as the President and CEO of AT&T Wireless Mobility Services

from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and CEO of AT&T Wireless through December of 2004. From 1995 through 1999, he was the EVP and CFO of AirTouch Communications. Mr. Gyani is a director of SIRF Technology Holdings and Keynote Systems, Inc.

PAUL HAZEN, age 64, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen retired from Wells Fargo & Co. in April 2001 after serving as Chairman since November 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co. from January 1995 to November 1998. Mr. Hazen is also a director of Xstrata (Schweiz) AG, Willis Group Holdings Ltd., and is a director and Deputy Chairman of Vodafone PLC.

ROBERT I. MACDONNELL, age 68, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is retired from Kohlberg Kravis Roberts & Co., where he was a partner from 1982 to 2002. He is also a director of Xstrata (Schweiz) AG.

DOUGLAS J. MACKENZIE, age 46, was appointed to the Board of Directors on March 10, 2005. Mr. Mackenzie is a Managing Member of Radar Management, LLC and has been a partner with Kleiner Perkins Caufield & Byers since 1992. He joined KPCB in 1989 and has focused his investment activities in the software sector.

REBECCA A. STIRN, age 53, has been a member of the Board of Directors since May 11, 1999. She has served as a business consultant since 1999 and is a founder, principal, director, President and CFO of Aesthetic Sciences Corporation, a company developing innovative medical device products. From January 1996 until September 1999, she was Vice President, Sales and Marketing of North America and Vice President of Global Marketing of Collagen Aesthetics, Inc. (formerly Collagen Corporation), which developed, manufactured and sold biomedical products.

WILLIAM Y. TAUSCHER, age 56, has been a member of the Board of Directors since May 12, 1998. He is the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, security and real estate. He also is the Chairman and CEO of Artisoft, Inc. (dba Vertical Communications, Inc.), a communications technology company, and CEO of Likee & Company, a Chinese home textile manufacturer. He was Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999.

RAYMOND G. VIAULT, age 61, was appointed to the Board of Directors on December 15, 2004. He was Vice Chairman of General Mills Inc. from 1996 to 2004 when he retired. Before joining General Mills, Mr. Viault had a 20-year career with Kraft General Foods, serving in a variety of senior marketing and general management positions, including president of Maxwell House Coffee Co. He is a director and a member of the audit and compensation committees of Newell Rubbermaid Inc., and a director and member of the audit and governance committees of VF Corporation.

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2005, 2004 and 2003 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2005 (the “named executive officers”).

SUMMARY COMPENSATION TABLE (dollars in thousands)

		Annual Compensation					Long-Term Compensation Awards			All Other Compensation($)
Name and Principal Position	Year	Salary($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards($)		Securities Underlying Options (#)

Steven A. Burd	2005	1,300	1,951	(a)	283	(b)	—		1,029,167	—
Chairman, President	2004	1,144	1,146	(a)	—		—		—	—
and CEO	2003	1,000	—	(a)	—		—		—	—

Brian C. Cornell	2005	666	650	(d)	—		—		325,483	—
Executive Vice	2004	425	650	(d)	—		3,459	(e)(n)	600,000	134	(f)
President and Chief Marketing Officer(c)	2003	—	—		—		—		—	—

Robert L. Edwards	2005	544	497	(h)	—		—		263,962	—
Executive Vice	2004	400	611	(h)	—		2,001	(i)(n)	400,000	—
President and Chief Financial Officer(g)	2003	—	—		—		—		—	—

Bruce L. Everette	2005	556	507	(j)	—		—		269,474	30	(k)
Executive Vice President,	2004	533	334	(j)	—		—		—	46	(k)
Retail Operations	2003	530	94	(j)	—		1,846	(m)(n)	150,000	—

Larree M. Renda	2005	583	532	(l)	—		—		282,974	—
Executive Vice President,	2004	556	349	(l)	—		—		—	—
Chief Strategist and Administrative Officer	2003	549	98	(l)	—		1,846	(m)(n)	150,000	—

(a)	For 2005, represents an operating performance-based bonus of $1,730,430 based on the results achieved under the Company’s 2001 Amended and Restated Operating Performance Bonus Plan, and a capital bonus of $220,155 based on the results achieved under the Company’s Capital Bonus Plan; and for 2004, represents an operating performance-based bonus of $972,597 and a capital bonus of $173,866. For 2003, Mr. Burd was entitled to a capital performance bonus of $181,000 based on the results achieved under the Company’s Capital Bonus Plan. Mr. Burd, however, chose to forgo receipt of that bonus.
(b)	Represents perquisites and other personal benefits consisting of personal use of Company aircraft and a Company-provided automobile and, expenses related to a home security system. The personal use of Company aircraft is valued on the basis of the incremental cost to the Company of such use. Such incremental cost is calculated on the basis of the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs, which do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. Based on the foregoing, the incremental cost to the Company for Mr. Burd’s personal use of Company aircraft was $245,211, and that amount is included in the table. Pursuant to a resolution of the Board of Directors, Mr. Burd, as the Company’s Chief Executive Officer, is to use Company aircraft for all air travel, both business and personal, for security reasons.
(c)	Mr. Cornell joined the Company on May 3, 2004 as Executive Vice President and Chief Marketing Officer.

(d)	For 2005 and 2004, represents a guaranteed bonus under the terms of Mr. Cornell’s employment agreement.
(e)	Represents the grant of 150,000 shares of restricted stock.
(f)	Represents relocation expenses and a related tax gross-up in the amount of $49,911 in connection with Mr. Cornell’s move from Connecticut to California.
(g)	Mr. Edwards joined the Company on March 24, 2004 as Executive Vice President and Chief Financial Officer.
(h)	For 2005, represents an operating performance-based bonus of $404,861 and a capital bonus of $92,173; and for 2004, includes a signing bonus of $360,000, an operating performance-based bonus of $189,908 and a capital bonus of $60,751.
(i)	Represents the grant of 100,000 shares of restricted stock.
(j)	For 2005, represents an operating performance-based bonus of $413,268 and a capital bonus of $94,087; for 2004, represents an operating performance-based bonus of $253,271 and a capital bonus of $81,020; and for 2003, represents a capital bonus of $94,000.
(k)	For 2004, represents Mr. Everette’s temporary housing and other expenses and a related tax gross-up in the amount of $4,032 in connection with his relocation to Chicago to become President of Dominick’s Finer Foods, LLC. For 2005, represents Mr. Everette’s moving expenses and a related tax gross-up in the amount of $11,693 in connection with his relocation back to California.
(l)	For 2005, represents an operating performance-based bonus of $433,624 and a capital bonus of $98,722; for 2004, represents an operating performance-based bonus of $264,298 and a capital bonus of $84,547; and for 2003 represents a capital bonus of $98,000.
(m)	Represents the grant of 96,395 shares of restricted stock.
(n)	Restricted Stock – Vesting Schedule. The restrictions on all of the shares of restricted stock referred to above lapse and the shares vest in annual increments of 25%, except that there are three annual increments of 33 1/3% for Mr. Cornell’s restricted shares, commencing the year after the grant date if the named executive officer remains employed by the Company as of the applicable vesting date.

Restricted Stock – Rights.  Holders of restricted stock have voting and divided rights with respect to their restricted shares.

Restricted Stock – Year-End Holdings and Value.  At December 31, 2005, the named executive officers held the total number of shares of restricted stock indicated in the following chart. The year-end value of the total number of restricted shares, as indicated below, is based on the closing price of Safeway Common Stock on December 30, 2005 ($23.66).

Name of Executive Officer	Total Restricted Shares at Year-End	Year-End Value
Mr. Burd	0	0
Mr. Cornell	100,000	$2,366,000
Mr. Edwards	75,000	$1,774,500
Mr. Everette	48,198	$1,140,365
Ms. Renda	48,198	$1,140,365

Employment Agreement.    Mr. Cornell is a party to an employment agreement with the Company effective as of May 3, 2004. As contemplated by the agreement, Mr. Cornell serves as Executive Vice President and Chief Marketing Officer of the Company. Under the agreement, the Company has agreed to pay Mr. Cornell an annual base salary of $650,000. Mr. Cornell will participate in the Company’s annual bonus program for senior executives and is eligible for an annual maximum bonus equal to 125% of his base salary which, in no event, will be less than $650,000 for each of 2004 and 2005. Pursuant to the agreement, the Company granted Mr. Cornell 150,000 shares of restricted stock, which vest ratably over three years. He also was granted a stock option to purchase 600,000 shares of Common Stock at an exercise price of $22.78 per share, which vests ratably over a three-year period. Pursuant to the agreement, Mr. Cornell is eligible for annual stock option grants based upon the amount of his salary. These options will vest over five years. Mr. Cornell also received the Company’s Executive Officer Level Relocation Benefit package, which includes temporary living expenses and home sale and purchase assistance. The agreement provides that, in the event Mr. Cornell’s employment is terminated by the Company without cause, he will be entitled to receive one year’s base salary, plus a bonus amount equal to

100% of his annual salary, plus one year of continued vesting in the stock options he has been granted, unless he obtains other employment with a competing food or drug retailer, in which event all of these benefits shall cease. His unvested restricted stock would vest immediately. The agreement further provides that if, within two years of Mr. Cornell’s commencing employment with the Company, the current Chief Executive Officer leaves the Company, Mr. Cornell has a right to leave the Company and is entitled to receive two years of base salary plus 100% bonus each year, continued vesting in the granted stock options for up to two years and continued vesting of his restricted stock until fully vested. If, on the other hand, he is offered the position of Chief Executive Officer, no payments would be made and no accelerated vesting would occur.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hazen, MacDonnell and Viault and Ms. Stirn served as members, and Mr. Tauscher served as Chair, of the Executive Compensation Committee of the Company’s Board of Directors during fiscal 2005. In March 2006, the Board of Directors appointed Mr. Viault as Chair of the Executive Compensation Committee. The same individuals constituted the Section 162(m) Subcommittee, which was dissolved as of March 10, 2005.

The SEC requires disclosure of certain relationships with the Company that involve the members of the Executive Compensation Committee. From time to time, the Company engages in various transactions with entities in which certain of its directors have an interest. Unless disclosed otherwise, such transactions and relationships are not material to the individual or the Company. The transactions are not significant enough to result in those directors not being considered “independent” under the Company’s Director Independence Standards or the NYSE’s director independence standards. Thus, each member of the Executive Compensation Committee has been affirmatively determined by the Board to be independent under each set of standards.

In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse promissory note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. There have been no alterations or modifications to the terms of the loan since 1998; nor have there been any extensions of the loan. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2005 for Mr. Tauscher, and he remained indebted to the Company for such amount (plus accrued interest) as of March 27, 2006.

The following Report of the Executive Compensation Committee, Report of the Audit Committee and the Stock Performance Graph are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Company’s policies with respect to the compensation of executive officers, including the Chief Executive Officer (“CEO”), are approved by the Executive Compensation Committee. The policies are (1) to pay base salaries and to recommend, subject to approval by the Executive Compensation Committee, stock option and other equity awards for executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance and improvement in each individual executive officer’s performance, (2) to base a significant portion of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, and (3) to award the performance-based portions of compensation only when overall Company performance reaches pre-established levels. The relationship of Company performance to the compensation of executive officers, including the CEO, is as follows.

The Company undertakes an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance, as set forth in the Company’s 2001 Amended and Restated Operating Performance Bonus Plan (the “Operating Bonus Plan”), that are relevant to compensation determinations generally are: identical store sales, operating profit and working capital. Each year, an operating performance threshold based upon target level performance of one or more of the above factors is set by the Executive Compensation Committee. No operating performance-based compensation is awarded to executive officers, including the CEO, unless that operating performance threshold is met. If the operating performance threshold is met, operating performance-based compensation of a specified percentage set by the Executive Compensation Committee of the CEO’s base salary (up to a maximum bonus award of $3.0 million) is awarded to the CEO based upon the extent to which Company performance exceeds the threshold. Executive officers other than the CEO are eligible to receive operating performance-based compensation up to a specified percentage set by the Executive Compensation Committee of each such executive officer’s base salary (up to a maximum bonus award of $1.5 million), based upon the extent to which Company performance exceeds the threshold. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the Executive Compensation Committee. The foregoing percentages of base salary payable to the CEO and other executive officers are established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation. Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock.

Based on actual operating results in 2005, Company performance did exceed the threshold of operating performance, entitling the CEO and other executive officers to the award of operating performance-based bonus compensation.

In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return on each new store or remodel capital investment project. Capital performance generally is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, the CEO is eligible for a bonus award not to exceed 30% of his base compensation (up to a maximum bonus award of $375,000). The other eligible executive officers are entitled to a bonus award of between 15% and 30% of each of such executive officer’s base salary (up to a maximum bonus award of $300,000), based upon the extent to which capital performance exceeded the threshold. The foregoing range of percentages was established at a level intended to emphasize the importance of capital spending to the Company’s business. Based on the results of the measured projects, which in the aggregate exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 2005 with respect to measured first and third year projects.

Base salaries are generally evaluated annually for all executive officers. Base salaries for executive officers, including the CEO, are based in part on competitive salary levels and individual performance, as well as overall financial, strategic and operational Company performance. Of these factors, the most significance is accorded to competitive salary levels, followed by overall Company performance and individual performance. The determination of whether to make certain one-time payments, such as signing bonuses, and the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose consist of grocery companies and non-grocery companies, including major grocery chains, major food companies and major retailers. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. The Company’s executive salary levels, including with respect to the CEO, generally are at the median of the executive compensation levels of the companies surveyed. Mr. Burd’s salary had been increased to $1.3 million effective July 2004, and remained at that level throughout 2005.

Stock option grants and other equity awards are considered periodically by the Executive Compensation Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the named executive officers. The amounts of stock options granted in any given year, including those granted to the CEO and the other executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to the establishment of base salary levels.

On March 9, 2005, the Executive Compensation Committee approved a modification to the Company’s equity award program to make it comparable to and competitive with other companies’ long-term incentive programs. A study prepared by an independent compensation consultant for the Committee showed that the long-term incentive component of Safeway’s compensation program for senior executives was well below the median of its peer group. The Committee approved modifications to the equity award program that would meet competitive levels of long-term incentive compensation, thereby placing the Company’s executives at the level of senior vice president and above slightly above the median of the peer group in terms of target total direct compensation (base salary plus target annual bonus plus expected value of long-term incentives). To achieve this result, the Committee approved a program in which a specified multiplier was calculated for each level of these senior officers, and stock options will be granted to these officers based upon the multiplier applicable to their level. All stock option grants to executive officers, including the CEO, will be made by the Executive Compensation Committee. During 2005, the Executive Compensation Committee made a grant of stock options to each executive officer. The Executive Compensation Committee also will consider granting restricted stock awards in order to provide additional longer-term incentives. During 2005, the Committee did not make any grants of restricted stock to executive officers.

On March 10, 2005, the Board of Directors approved the terms of a Supplemental Retirement Benefit Agreement (the “Agreement”) between the Company and Mr. Burd. The Agreement was previously approved and recommended by the Executive Compensation Committee. In making its recommendations, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s retirement benefit was below that for chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the Agreement, which will place Mr. Burd approximately at the median of the executives examined.

Under the terms of the Agreement, Mr. Burd’s retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest). If Mr. Burd terminates employment with Safeway at age 60, he is eligible to receive a retirement benefit equal to 55% of his final average compensation, and this percentage would increase by 1% for each full year of service thereafter up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by the actuarial equivalent of Mr. Burd’s benefits under the Employee Retirement Plan of Safeway Inc., the Retirement Restoration Plan of Safeway Inc. and any other of Mr. Burd’s defined benefit retirement plans or programs.

The Executive Compensation Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company’s executive officers with the Company’s performance.

During 1993, the Internal Revenue Code of 1986 was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (defined as the CEO and the Company’s other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation otherwise deductible exceeds $1 million in such taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes “qualified performance-based compensation” is excludable in applying the $1 million limit. It is the Company’s policy to qualify all compensation paid to its top executives, in a manner consistent with the Company’s compensation policies, for deductibility under the 1993 law in order to maximize the Company’s income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in the best interests of the Company for such compensation to be paid.

Executive Compensation Committee:

Raymond G. Viault, Chair

Paul Hazen

Robert I. MacDonnell

Rebecca A. Stirn

William Y. Tauscher

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s web site, www.safeway.com/investor_relations, and is included as Appendix A to this Proxy Statement. The members of the Committee are Mohan Gyani, Chair; Janet E. Grove, Robert I. MacDonnell and Rebecca A. Stirn. The Audit Committee selects the Company’s independent auditors, subject to stockholder ratification.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also has considered whether the provision of non-audit services is compatible with maintaining the principal auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee:

Mohan Gyani, Chair

Janet E. Grove

Robert I. MacDonnell

Rebecca A. Stirn

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2005 and 2004.

	2005	2004
Audit Fees[1]	$4,640,000	$5,479,000
Audit-Related Fees[2]	$485,000	$495,000
Tax Fees[3]	$2,250,000	$2,695,000
All Other Fees[4]	0	0

[1]	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, consents and other SEC matters.
[2]	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2005 and 2004, this category consisted primarily of services related to accounting consultations, subsidiary audits and employee benefit plan audits.
[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $704,000 and $799,000 in 2005 and 2004, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $1,546,000 and $1,896,000 in 2005 and 2004, respectively.
[4]	All Other Fees consist of fees for products and services other than those reported above, of which there were none in 2005 and 2004.

Pre-Approval Process and Policy

All (100%) of the services performed by the independent auditors in 2005 and 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its June 20, 2003 meeting, as amended on October 15, 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditor may perform. The policy also requires that each year a description of the services expected to be performed by the independent auditor for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on its Common Stock for the period from the end of its 2000 fiscal year to the end of its 2005 fiscal year to that of the S&P 500 and a group of peer companies* in the retail grocery industry. The stock price performance shown below is not necessarily indicative of future performance.

*	The peer group consists of Albertson’s, Inc., The Great Atlantic & Pacific Tea Company, Inc. and The Kroger Co.

OPTION GRANTS IN 2005 FISCAL YEAR

The following table provides information on option grants in fiscal 2005 by the Company to the named executive officers.

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)

Steven A. Burd	1,029,167	11.0%	$18.11	3/18/2011	$6,338,775	$14,380,519

Brian C. Cornell	325,483	3.5%	$18.11	3/18/2011	$2,004,693	$4,547,964

Robert L. Edwards	263,962	2.8%	$18.11	3/18/2011	$1,625,777	$3,688,333

Bruce L. Everette	269,474	2.9%	$18.11	3/18/2011	$1,659,726	$3,765,352

Larree M. Renda	282,974	3.0%	$18.11	3/18/2011	$1,742,874	$3,953,987

(1)	Exercisable in annual increments of 20% beginning on the first anniversary of the grant date.
(2)	In fiscal 2005, Safeway granted options to employees to purchase approximately 9,327,582 shares.

AGGREGATED OPTION EXERCISES DURING 2005 FISCAL YEAR

AND 2005 FISCAL YEAR-END OPTION VALUES

The following table provides information concerning stock option exercises during fiscal 2005 by each of the named executive officers and the value of such officer’s unexercised options at the end of fiscal 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (a)	Number of Securities Underlying Unexercised Options at 2005 Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at 2005 Year-End(b) ($) Exercisable/ Unexercisable

Steven A. Burd	22,862	$285,353	5,394,430 / 1,029,167	$45,652,874 / 5,711,877

Brian C. Cornell	0	—	200,000 / 725,483	$176,000 / 2,158,431

Robert L. Edwards	0	—	80,000 / 583,962	$291,200 / 2,629,789

Bruce L. Everette	200,000	$2,320,890	386,000 / 369,474	$1,853,606 / 1,811,481

Larree M. Renda	0	—	337,000 / 387,974	$1,043,256 / 1,886,406

(a)	Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.
(b)	Potential unrealized value is (i) the fair market value at fiscal 2005 year-end ($23.66 per share) less the exercise price of “in-the-money” unexercised options multiplied by (ii) the number of shares represented by such options.

Pension Plans

Pension benefits are provided to the executive officers of the Company under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan (collectively, the “Retirement Plans”). The Retirement Restoration Plan became effective on January 1, 1994. It provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plan also recognizes any compensation deferred under the Company’s Deferred Compensation Plans for purposes of determining such benefits.

Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999 equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

The normal retirement age is age 65 in the Retirement Plans, with reduced early retirement benefits available at any time following termination of employment. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continue to accrue for a period of seven years from the date of the change.

For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person.

On March 10, 2005, the Board of Directors approved the terms of a Supplemental Retirement Benefit Agreement between the Company and Mr. Burd. For a description of the terms of the Agreement, see “Report of the Executive Compensation Committee” earlier in this Proxy Statement.

The following table illustrates estimated total annual retirement benefits under the Retirement Plans for each of the named executive officers payable as a single life annuity, and the amount shown for Mr. Burd also includes the benefit Mr. Burd is eligible to receive under his Supplemental Retirement Benefit Agreement. These estimated benefits are based on an assumed interest credit percentage of 6%, a re-initialization of the cash balance account at June 30, 2006 based on grandfather benefits, and no future increases in compensation under the Retirement Plans.

Name	Year Reaching Age 65	Estimated Annual Retirement Benefit
Steven A. Burd	2014	$1,560,000
Larree M. Renda	2023	$713,317
Bruce L. Everette	2016	$551,718
Brian C. Cornell	2024	$176,866
Robert L. Edwards	2020	$104,868

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 1, 2006 about equity awards under the Company’s stock option plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	34,867,235	(2)	$24.8504	12,420,183
Equity compensation plans not approved by security holders(3)	0		n/a	2,000,000

Total	34,867,235		$24.8504	14,420,183

(1)	The 1999 Amended and Restated Equity Participation Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under the prior plans maintained by Safeway, which were consolidated into the 1999 Equity Plan upon approval of the stockholders.
(2)	Excludes 27,751 outstanding options with a weighted average exercise price per share of $27.99, acquired under the 1996 Equity Participation Plan of Dominick’s Supermarkets, Inc. and the 1995 Amended and Restated Stock Option Plan of Dominick’s Supermarkets, Inc.; 169,774 options with a weighted average price per share of $16.87, acquired under the Randall’s Food Markets, Inc. Stock Option Plan and Restricted Stock Plan and the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees for Randall’s Food Markets, Inc.; and 266,380 options with a weighted average exercise price per share of $11.00 acquired under The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan.
(3)	The 2002 Equity Incentive Plan of Safeway Inc. (the “2002 Equity Plan”). Safeway adopted the 2002 Equity Plan on July 30, 2002. The 2002 Equity Plan authorizes the issuance of two million shares of Common Stock through awards of nonqualified stock options, restricted stock, dividend equivalents, deferred stock, stock payments, and stock appreciation rights. The 2002 Equity Plan is administered by the Executive Compensation Committee. Awards under the 2002 Equity Plan may be granted to individuals who are executive officers, employees or consultants of the Company (or any current or future subsidiaries) selected by the Committee for participation in the 2002 Equity Plan. The 2002 Equity Plan provides awards covering no more than two million shares may be granted to any executive officer of the Company in any fiscal year or to any employee (other than an executive officer) in the year of his or her hiring, of which awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and of which awards covering not more than 1,600,000 shares may be granted to consultants in any year. The exercise prices of stock options granted to employees and consultants are fixed by the Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant. The 2002 Equity Plan provides that no more than 100,000 shares of Common Stock may be granted or issued as restricted stock, stock payments or deferred stock, or pursuant to awards other than options having an exercise price or purchase price of less than 100% of fair market value on the date of grant or issuance. The shares of Common Stock authorized for issuance under the 2002 Equity Plan, limits on awards, and outstanding awards under the 2002 Equity Plan, are subject to adjustment upon changes in capitalization, corporate transactions and other circumstances.

PROPOSAL 2

RE-APPROVAL OF 2001 AMENDED AND RESTATED OPERATING PERFORMANCE

BONUS PLAN FOR EXECUTIVE OFFICERS OF SAFEWAY INC.

At the Annual Meeting, stockholders are being asked to re-approve the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Amended Bonus Plan”). The original Bonus Plan was approved by the stockholders in May 1994 and re-approved by the stockholders in May 1999. The Amended Bonus Plan was approved by the Board of Directors and the stockholders in March 2001 and May 2001, respectively. Section 162(m) of the Internal Revenue Code of 1986 requires that certain executive compensation plans be re-approved by the stockholders after five years in order to continue qualification of compensation awarded under such plans as performance-based compensation pursuant to Section 162(m). Accordingly, the Board is seeking the stockholders’ re-approval of the Amended Bonus Plan in order for all bonuses paid under the plan to continue to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service’s regulations under Section 162(m) and, accordingly, to be eligible for deductibility by the Company.

Description of the Amended Bonus Plan

There are currently 14 executive officers eligible to participate in the Amended Bonus Plan. The following information is only a summary of certain provisions of the Amended Bonus Plan and is qualified in its entirety by reference to the provisions of the Amended Bonus Plan. Copies of the Amended Bonus Plan will be available at the Annual Meeting and may also be obtained by sending a written request to the Company’s Secretary.

Bonus Awards to CEO

Eligibility.  The CEO is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Executive Compensation Committee, of the amount determined by multiplying the CEO’s regular weekly base salary rate by the number of weeks during such year that the CEO served as CEO, up to a maximum bonus of $3.0 million.

Business Criteria.  The CEO’s bonus is based on a pre-established performance target, which shall include one or more of the following components: (i) identical store sales, (ii) operating profit and (iii) working capital. For purposes of such goal, identical store sales and operating profit shall include all Company operations.

Bonus Amount.  The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Executive Compensation Committee must certify in writing the level of the performance goals attained.

Bonus Awards to Other Executive Officers

Eligibility.  Each executive officer of the Company (excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Executive Compensation Committee, of the amount determined by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during such year that the executive officer served as an executive officer, up to a maximum bonus of $1.5 million. An executive officer of the Company is defined as an officer subject to Section 16(a) of the Securities Exchange Act of 1934.

Business Criteria.  Each executive officer’s bonus is based on a pre-established performance target which shall include one or more of the following components: (i) identical store sales, (ii) operating profit and (iii) working capital. For purposes of such goal, identical store sales and operating profit shall include all Company operations.

Bonus Amount.  The bonus award for any executive officer is based on the achievement of specified levels above the performance target; provided, however, that the Executive Compensation Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Executive Compensation Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Amended Bonus Plan provides that for each fiscal year, the Executive Compensation Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles (“GAAP”)) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP or (v) attributable to the business operations of any entity acquired by the Company during such fiscal year.

General

Base Salary Adjustments.  Any change in base salary effected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.  Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be awarded in accordance with the provisions of the 1999 Amended and Restated Equity Participation Plan.

Accounting Practices.  The components of a performance target will be determined in accordance with the Company’s accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment.  The Amended Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Executive Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

Board Recommendation

The Board of Directors believes it is in the best interests of the Company to qualify performance-based compensation for deductibility under Section 162(m) in order to maximize the Company’s income tax deductions. The re-approval of the Amended Bonus Plan is necessary to qualify performance-based compensation for such deductibility.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2006

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to serve as the Company’s independent registered public accounting firm for fiscal year 2006. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” earlier in this Proxy Statement for further information regarding the Company’s independent auditors.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

STOCKHOLDER PROPOSALS

Each stockholder proposal is included in this Proxy Statement exactly as submitted by the particular stockholder proponent. The Company has not corrected punctuation, grammar or spelling.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

RESOLVED:  “That the stockholders of Safeway, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS:  “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.” “Last year the owners of 75,778,596 shares, representing approximately 19.5% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Company’s present system for election of directors, which is like that of most major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. This procedure ensures that each director is elected by stockholders representing a majority of all shares voted. The Board of Directors believes that this method is the fairest and the most likely to produce a Board that will effectively represent the interests of all of the Company’s stockholders.

In contrast, cumulative voting could promote special interest representation on the Board and would permit stockholders representing less than a majority of all shares to elect a director. Most companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement.

Cumulative voting is even less appropriate for Safeway, now that the Company has established majority voting for directors in uncontested elections. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.) This recent action assures that each vote of individual stockholders will have a real and direct effect on the composition of the Board and will make the Board more accountable to the stockholders.

This proposal was rejected by the Company’s stockholders at each of the seven annual meetings at which it has been presented. Furthermore, at each of the last four annual meetings at which this proposal was presented, the percentage of votes against this proposal increased over the prior year. At the 1999 annual meeting, the percentage of shares represented in person or by proxy (including abstentions and broker non-votes) that were voted against this proposal was 62.1%. The percentage increased to 68.0% in 2000; 73.3% in 2001; 78.0% in 2004; and 80.5% in 2005.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for Safeway. Accordingly, the Board believes that the present method of voting, which includes the majority vote standard recently adopted by the Board, not only best promotes the election of directors who will represent the interests of the stockholders as a whole, but also ensures that individual stockholders have a meaningful voice in whether any particular director nominee is elected to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING SEPARATE VOTE ON GOLDEN PAY

Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, who owns 200 shares of Common Stock, has given notice that he intends to present the following proposal for consideration at the Annual Meeting:

5 – Separate Vote on Golden Pay

RESOLVED:  Separate Vote on Golden Parachutes or Golden Hellos. Shareholders recommend that our Board of Directors adopt a policy (in our bylaws if practicable) that any merger, which includes golden parachutes or golden hellos, be required to allow shareholders to vote on the dollar amount of such golden pay as a separate item on the same ballot to the fullest extent practicable. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.

To Cure a Shareholder Dilemma

This proposal is intended to cure a potential shareholder dilemma: Shareholders often have no way to support a potentially profitable merger and at the same time object, through their vote, regarding outrageous golden pay. Some companies have even given golden parachutes to executives who remain on the job. For instance Northrop Grumman gave $150 million in golden parachutes to 400 managers after a proposed merger with Lockheed Martin was nixed by regulators.

We as shareholders need a way to object to a potentially profitable merger that includes outrageous golden parachutes or even golden parachutes for managers who keep their jobs.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

“D” in Overall Board Effectiveness

“D” in Board Composition

“D” in Shareholder Responsiveness

Overall Governance Risk Assessment = High

•	Mr. Hazen and Mr. MacDonnell had 15-years and 19-years director tenure each – Independence concern.
•	Our Lead Director, Mr. Hazen had 15-years director tenure – Independence concern.
•	Our Audit Committee chairman, again Mr. Hazen had 15-years director tenure – Independence concern.
•	Furthermore Mr. Hazen wielded additional power as the chairman of our Nomination Committee and served on our Compensation Committee.
•	Two of our nominally independent directors had special ties to either our company or Mr. Burd.
•	Mr. Burd’s reputation for maintaining a particularly hard stance with unions is well known. In any event, Safeway’s third quarter reports for 2004 stated that our company had yet to recover fully from the impact of the 2003 strike
•	Cumulative voting was not allowed.
•	Three directors each owned zero stock – Company confidence concern.
•	Our directors can be re-elected with one yes-vote from our 400 million shares under plurality voting.

These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

Separate Vote on Golden Pay

Yes on 5

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Company seldom uses and closely scrutinizes employment, severance, retention or other such agreements. However, such agreements may on occasion be in the best interests of the Company. Currently, only one executive officer has an employment agreement with the Company. That employment agreement contains the only severance arrangement with an executive officer, and that arrangement was negotiated as part of the consideration provided to the executive in order to attract him to Safeway in May 2004. (See “Executive Compensation – Employment Agreement” earlier in this Proxy Statement.)

The Board’s Executive Compensation Committee, which consists solely of independent directors, has responsibility for approving executive compensation plans, policies and programs that serve the interests of all stockholders. In carrying out that responsibility, the Committee, among other things, obtains advice from external compensation consultants and considers the competitive compensation practices of various industry groups and comparable size companies. The Company needs to retain flexibility to respond to such competitive compensation practices so that the Company is not put at a disadvantage relative to peer companies in attracting, motivating and retaining highly talented executives who are critical to the Company’s success. We believe that the Board’s Executive Compensation Committee is in the best position to determine competitive executive compensation plans, policies and programs.

In the event of any merger involving the Company, the proponent’s proposal would hamper the Committee’s flexibility to act decisively regarding merger-related compensation arrangements for key officers.

The reason is that this proposal would require two separate stockholder approvals – one for the merger and another for the dollar amount of merger-related compensation (to the extent it constitutes, in terminology used by proponent, “golden parachutes” or “golden hellos”). These separate approvals could result in approval of the merger, but not approval of the merger-related compensation. Generally, the purpose of severance arrangements in the merger context is to allow key officers to remain focused and objective during the course of evaluating, negotiating and completing the merger on terms that maximize value for all stockholders, notwithstanding the potential loss of such officers’ positions in the event the merger is completed. This purpose would be significantly undermined by the uncertainty created for key officers if the amount of severance payments and certain other merger-related compensation were contingent upon stockholder approval separate from the approval of the merger itself. The proponent’s proposal could in fact inhibit the consideration or completion of potentially beneficial mergers.

In light of the above considerations, we do not believe that the proponent’s proposal would enhance stockholder value or otherwise be in the best interests of stockholders.

The proponent purports to have concerns about severance and other merger-related compensation issues because of alleged deficiencies in the Company’s corporate governance. However, the Company believes, and outside services confirm, that the Company is one of the national leaders in corporate governance. Institutional Shareholder Services (“ISS”), which is known as the world’s largest provider of corporate governance and proxy voting solutions, currently scores Safeway’s corporate governance quotient (“CGQ”) as 93.6 among the group of companies in the S&P 500 Index and 100 among the companies in the food and staples retailing group. This means that Safeway outperforms 93.6% of the companies in the first group and 100% of the companies in the second group in terms of corporate governance, which includes director independence, audit matters, charter and bylaw matters, anti-takeover provisions, executive and director compensation, progressive practices, equity ownership and director education.

In its report for 2005, ISS confirmed that all of the directors other than Mr. Burd are independent outsiders, and that the key committees of the Board are comprised solely of independent directors.

In February 2006, Institutional Investor magazine recognized the Company’s responsiveness to stockholders’ interests in ranking Safeway third among retailing/food and drug chains in the magazine’s inaugural ranking of America’s most shareholder-friendly companies.

The proponent expresses concern that in 2005 Paul Hazen was the Audit Committee Chair. However, the Board appointed Mohan Gyani as Chair of the Audit Committee, effective October 27, 2005, and Mr. Hazen’s membership on the Audit Committee ended at that time. The proponent also notes that in 2005, three directors did not own any shares of Safeway stock. However, each of these directors, through the deferral of director fees into stock units, is in compliance with the Company’s guidelines for stock ownership by directors. (See “Corporate Governance Principles and Board Matters – Director Compensation” earlier in this Proxy Statement.) The proponent also expresses concern about the absence of cumulative voting, yet stockholders have rejected a proposal urging the adoption of cumulative voting at each of the seven annual meetings at which it has been presented, and the margin of rejection has increased in recent years. (See the Company’s response to Proposal 4 above.) With regard to the proponent’s stated concern about plurality voting, the Board adopted an amendment to the Company’s Bylaws in March 2006, requiring that in uncontested elections of directors each director be elected by a majority of the votes cast. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

A separate merger ballot requirement for “golden parachutes” and “golden hellos,” as proposed by the proponent, is not advisable or in the Company’s best interests, nor is it necessary to enhance the Company’s strong corporate governance performance.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING CREATION OF A FORMAL MECHANISM FOR DIALOGUE BETWEEN INDEPENDENT DIRECTORS AND SHAREHOLDERS

The Company has been notified by the New York City Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, on behalf of the Board of Trustees of the New York City Employees’ Retirement System, which owns 516,668 shares of Common Stock, that it intends to present the following proposal for consideration at the Annual Meeting:

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law with the duty and authority to formulate and direct corporate policies; and

WHEREAS, in 2002, the Board of Directors of the New York Stock Exchange, recognizing the need to improve corporate governance, proposed a listing standard to empower non-management directors as a more effective check on management, and to facilitate direct communications between shareholders and the non-management directors; and

WHEREAS, in an August 8, 2003 release pertaining, in part, to disclosure of companies’ procedures for shareholder communications with the directors, the Securities and Exchange Commission stated that “Providing security holders with disclosure about the process for communicating with board members would improve the transparency of board operations, as well as security holder understanding of the companies in which they invest”; and

WHEREAS, a January 1994 study entitled: Improving Communications Between Corporation and Shareholders: Overall Findings and Recommendations, prepared on behalf the New Foundations Working Group, John F. Kennedy School of Government, Harvard University, recommended several mechanisms for direct communications between directors and shareholders. Among the recommendations were:

•	Regular meetings with groups of shareholders and selected board members
•	Meetings between large shareholders and the full board of directors

WHEREAS, we believe that the creation of a means for direct communications on corporate governance matters between shareholders and the non-management directors would benefit the company through constructive discussions of perspectives, enhanced understanding, valuable feedback, and the fostering of meaningful links between directors and the shareholders by whom they are elected;

NOW, THEREFORE, BE IT RESOLED: that the shareholders request the board of directors to establish an Office of the Board of Directors to enable direct communications on corporate governance matters, including meetings, between non-management directors and shareholders. The office shall report directly to a committee of the non-management directors.

Statement of Support

We believe that the confidence of investors in the U.S. capital markets have been deeply shaken by corporate malfeasance at companies, such as Enron and WorldCom. As long-term investors, we are concerned about the potential negative impact that continued erosion of investor confidence could have on the long-term interests of the company and the shareholders. This proposal is intended to improve investor confidence by improving director and shareholder communications on corporate governance matters, and strengthening the relationship between the Board of Directors and the shareholders.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

In 2004, the Board of Directors of Safeway adopted a policy and procedures to facilitate stockholder communications with directors. The policy is incorporated into the Company’s Corporate Governance Guidelines, a complete copy of which is available on the Company’s web site at www.safeway.com/investor_relations.

The Company’s policy provides a mechanism by which any stockholder may send a communication to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director. Rather than establishing an Office of the Board of Directors as suggested by the proposal, the Company has designated the General Counsel as the point person to receive and distribute to the appropriate person(s) all such communications. We believe this is the most efficient and practical approach for our Company, in that our directors are not located in one place and are not always immediately accessible. Notwithstanding this slight difference, we believe that Safeway’s policy is substantially similar to, and has the same effect as what is called for by, the proposal.

The proponent references an August 8, 2003 SEC release pertaining, in part, to disclosure of companies’ procedures for shareholder communications with directors. The final form of this release, which was adopted by the SEC on November 24, 2003 and was effective for filings after January 1, 2004, was revised from the August 8 preliminary release to take into account comments received from interested parties. Specifically, the final rule eliminated from the proposed rule, in consideration of the concern that the named directors could be targeted for inappropriate correspondence, the requirement that companies identify those particular directors to whom security holders could send communications. In addition, the final rule specifies that if all stockholder communications are not sent directly to Board members, the company must describe the process for determining which communications will be relayed to Board members. The SEC release specifically allows for “filtering” the communications that ultimately are delivered to the Board to eliminate correspondence that relates to improper or irrelevant topics.

The proponent also notes that the NYSE listing standards require a company to have a process in place to facilitate communications between stockholders and the board. NYSE Rule 303A(3) provides, in part: “In order that interested parties may be able to make their concerns known to the non-management directors, a listed company must disclose a method for such parties to communicate directly with the presiding director or with the non-management directors as a group. Such disclosure must be made in the listed company’s annual proxy statement or, if the company does not file an annual proxy statement, in the company’s annual report on Form 10-K filed with the SEC.” The Company’s mechanism is in full compliance with the standards promulgated by the NYSE.

In addition, the Company has implemented numerous other corporate governance enhancements during the past couple of years, including amending its Corporate Governance Guidelines to provide for the annual election of a Lead Independent Director. The non-management directors elected Paul Hazen as Lead Independent Director for 2006. One of his specific duties is to ensure that he is available for consultation and direct communication if requested by large stockholders. The Company meets frequently with its major stockholders and has never rejected a request by a major stockholder for a meeting. In fact, in January of 2005, the Lead Independent Director, along with management representatives, met with representatives of the proponent of this proposal at their request.

The Board believes that the policy it has in place adequately addresses the concerns raised by this proposal and allows for an efficient process by which stockholders may communicate with the Board. The proponent has not shown how it or any other stockholder has been unable to communicate to the Board through this procedure.

This proposal was presented by the same proponent at the Company’s 2005 Annual Meeting and was defeated by a vote of over 96% against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 7

STOCKHOLDER PROPOSAL REGARDING LABELING GENETICALLY ENGINEERED PRODUCTS

The Company has been notified by the Adrian Dominican Sisters, 1257 East Sienna Heights Drive, Adrian Michigan, which owns 150 shares of Common Stock, that they intend to present, jointly with the Benedictine Sisters of Mount St. Scholastica, the General Board of Pension and Health Benefits of the United Methodist Church, and Bon Secours Health Systems, Inc., the following proposal for consideration at the Annual Meeting:

RESOLVED: Shareholders request that the Board of Directors adopt a policy to identify and label all food products manufactured or sold by the company under the company’s brand names or private labels that may contain genetically engineered (GE) ingredients.

Supporting Statement

•	The right to know is a fundamental principle of democratic societies and market economics.
•	Segregation and identity preservation of GE-ingredients/crops is already needed to trade in many international markets.
•	The European Union, Japan, New Zealand, South Korea and Australia have passed regulations that require labeling of GE foods.
•	As of May 19, 2005, Alaska law requires that genetically engineered salmon be labeled as such.
•	Millions suffer from mild to fatal food allergies. Without labeling, consumers have no way of protecting themselves from hidden allergies.
•	The National Academy of Sciences report, Genetically Modified Pest-Protected Plants (4/2000) recommended development of improved methods for identifying potential allergens in genetically engineered pest-protected plants.
•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences]7/2004) states: . . . “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food…(p. 15) Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market. (p.153)
•	Between 2001 – 2004, approximately 15,000 hectares (150 square kilometers) in four US states were planted with unapproved Bt10 corn. (New Scientist 3/23/2005) At least nine cargo shipments to Japan have contained the illegal variety. (Reuters 8/23/2/005)
•	The FDA determined (2/2003) that 386 pigs involved in bioengineering studies were possibly not properly disposed of, and may have entered the food supply.
•	StarLink corn, not approved for human consumption, has been detected in US food aid shipments (12/2004) as well as in a U.S. corn shipment to Japan (12/2002). StarLink’s first contamination of U.S. corn (8/2000) triggered a recall of 300 products.

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	Five major US agricultural weeds have developed resistance to glyphosate, the herbicide used with genetically engineered Roundup Resistant crops. Addressing this problem includes use of additional herbicides.

•	Research (Environmental Health Perspectives 6/2005) has shown that Roundup, increasingly needed on Roundup Ready crops, is toxic to human placental cells at concentrations lower than agricultural use.
•	Producers of salmon genetically engineered to speed the fish’s growth to maturity expect their federal application to sell the fish in the United States to be decided within a year, renewing concern among commercial fishermen about the consequences of genetically modified fish escaping and mingling with wild salmon. (AP 3/9/2005)
•	Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. The National Food Processors Association stated (11/2002): “There is an unacceptable risk to the food supply associated with the use of food and fee crops as ‘factories’ for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place.”

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Company shares and actively supports our customers’ interest in food safety. The Company’s policies regarding food products manufactured or sold under its own brand names and private labels that contain genetically modified ingredients are based on a number of factors, including the following.

To date, the Food and Drug Administration (FDA), United States Department of Agriculture (USDA) and the Environmental Protection Agency (EPA) have identified no significant health, food, safety or environmental issues or concerns associated with human consumption of genetically modified ingredients or approved food products containing those ingredients. Although the FDA does not guarantee the safety of genetically modified food products, it similarly does not guarantee the safety of non-genetically modified products.

The EPA has established a 20% non-Bt crop planting requirement. (Bt crops contain certain proteins used as an alternative to conventional chemical insecticides.) We note, however, that the EPA set this threshold while it continues its plant incorporated protectorant (PIP) studies which, to date, have shown no negative environmental impacts. In fact, to date, no significant studies by the EPA have documented or confirmed environmental concerns with respect to genetically modified crops.

It is also noteworthy that the U.S. government promotes the cultivation of genetically modified food and the international sale of such products (including seeds), citing the benefits of these products to developing countries.

As noted in the stockholder proposal, the European Union has passed regulations that require labeling of food products that contain genetically modified ingredients. Labeling is required if such ingredients are at levels of 0.9% or more. Despite these labeling requirements, the United Kingdom acknowledges that a wide range of organic/health food products sold there in fact contain traces of genetically modified ingredients because soya, often a key ingredient in these products, is generally produced worldwide from genetically modified varieties.

In contrast to Europe and the United Kingdom, and consistent with most U.S. national brand products, approximately 75% of Safeway’s private label products contain genetically modified ingredients. The Company has determined that to label these products as genetically modified would be impractical from a marketing perspective as well as cost-prohibitive. Neither is it feasible to identify and label the approximately 25% of the Company’s private label food products that might qualify as being free of genetically modified ingredients. Such an undertaking would require establishing and maintaining a costly supplier audit and certification program.

Consumers’ interest in non-genetically modified food products is tempered by their higher cost. Research shows that these consumers in fact purchase non-genetically modified food products only if the cost of such food products is comparatively the same or only slightly higher than the comparable genetically modified food products.

As a more practical and cost-effective means of providing consumers with a choice of foods free from genetically modified ingredients, the Company previously has introduced and continues to expand its Safeway “O” Organics brand, which offers organic produce and health food products. By law, food items designated as “organic” must be free of genetically modified ingredients. The Company has determined that this approach presents a better and more competitive alternative than focusing efforts on the monitoring, labeling and/or removal of private label food products containing such ingredients.

Accordingly, the Company believes that this stockholder proposal is impracticable and, even if the proposed policy were implemented, the effort would be inordinately expensive with no significant resulting stockholder benefit.

A similar proposal was presented by the Adrian Dominican Sisters at the Company’s 2004 Annual Meeting and was defeated by a vote of over 94% against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 8

STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORT

The Company has been notified by the New York City Office of the Comptroller, 1 Centre Street, New York, NY 1007-2341, on behalf of the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System, which, in the aggregate, own 803,375 shares of Common Stock, that it intends to present, jointly with the Connecticut Retirement Plans and Trust Funds the following proposal for consideration at the Annual Meeting:

WHEREAS:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term.

Sustainability refers to the development that meets present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 5000 (KPMG International Survey of Corporate Responsibility Reporting 2005).

Ford Motor Company states, “sustainability issues are neither incidental nor avoidable – they are at the heart of our business.” American Electric Power has stated, “management and the board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

Global expectations regarding sustainability reporting are changing rapidly. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France must now provide investors with information on their social and environmental performance.

RESOLVED:  Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2006.

Supporting Statement

The report should include the company’s definition of sustainability, as well as a company-wide review of company policies and practices related to long-term social and environmental sustainability.

We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 700 companies use or consult the Guidelines for sustainability reporting.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that Safeway’s current policies and practices concerning social, environmental and economic issues address the concerns raised by this stockholder proposal. The Company’s statement of philosophy and vision since its founding in 1926 is to “provide value for our customers and give back to the communities we serve.” Operating under this philosophy and vision, Safeway is committed to providing financial support to various local non-profit organizations, fostering its employees’ volunteer efforts, operating safe and environmentally responsible facilities and maintaining socially diverse supplier and employee bases.

Moreover, Safeway makes available to stockholders and other interested parties numerous publications that specifically address the issues raised by this proposal. A separate sustainability report would duplicate this information and be a waste of Company resources.

Most recently, Safeway has been recognized for its social and environmental commitment and efforts through the following awards in 2005 and 2006: Catalyst Award, presented annually to three companies for initiatives that advance women in the workplace; Red Cross – Circle of Humanitarian Award, presented for raising $3 million for the South Asian Tsunami relief effort; Easter Seals Chairman’s Corporate Roundtable Award, presented for raising $1.6 million for Easter Seals’ and its local affiliated agencies, which serve people with disabilities; Project Open Hand – Most Outstanding Partner Award, presented for its record of assisting Project Open Hand, which provides home-delivered hot meals to AIDS victims and the homebound in the San Francisco Bay Area; Green Power Leadership Award, presented for Safeway’s leadership in purchasing wind energy to power a range of different stores and fuel stations in the United States; Waste Reduction Award Winner, presented by the California Waste Management Board for Safeway’s efforts to recycle and reduce solid waste; and Proggie Award, presented by the People for the Ethical Treatment of Animals for the Company’s requirement that its private label suppliers not use animal testing in the manufacture of cosmetics or household goods.

In addition, in January 2006, KLD Research and Analytics, Inc. (“KLD”) informed the Company of Safeway’s inclusion in KLD’s Domini 400 Social Index. KLD is an independent investment research firm that provides tools for investment strategies based on corporate social and environmental performance. To be included in the Index, companies must exhibit positive records with regard to the environment, community relations, human rights, product quality and safety, and corporate governance.

In 2005, The Safeway Foundation and our eScrip program contributed $53 million to charitable and non-profit organizations and causes in communities where we do business in the United States and Canada. In addition, during 2005 Safeway donated food and merchandise worth approximately $110 million to various entities that serve the needy.

Safeway also has extensive policies and programs to ensure that we conduct our operations to provide a safe, diverse and healthy workplace and to safeguard the environment.

Safeway maintains Diversity Advisory Boards in each of its operating areas whose mission is to recognize, celebrate and benefit from the uniqueness of each employee and customer, to value, respect and support these differences in the workplace and to reflect this diversity in the communities we serve. In addition, Safeway’s Supplier Diversity Program’s mission is to promote supplier participation reflective of the diverse communities in which Safeway does business, while encouraging economic development. Safeway’s Environmental Affairs and Risk Management departments develop and administer our environmental programs, which include recycling programs to reduce environmental impacts and costs associated with waste disposal (of the Company’s materials, products and packaging), programs to reduce chemical use, waste volume and water usage and other programs to use non-ozone depleting substances in Safeway’s store refrigeration systems and effect more efficient uses of energy in Safeway’s stores and other facilities. The Company also conducts environmental assessments for its real property transactions.

Wherever it operates, Safeway strives to be a good corporate citizen and promote social and human rights, sound labor practices, product responsibility and economic and environmental practices to address sustainability. Safeway will continue its commitments to the environment, the workplace, its employees, customers and the communities in which it operates and will strive to expand its social responsibility and safe environmental practices. As noted, Safeway makes available to stockholders and other interested parties numerous publications and information on its web site, www.safeway.com, in the “Our Company,” “Club Card,” and “Community” sections that specifically address the issues raised by this stockholder proposal. Such publications include Safeway’s Annual Fact Book, Annual Report, The Safeway Foundation Newsletter, the Safeway Supplier Handbook, the Corporate Governance Guidelines and Director Independence Standards and the Environmental Status Report. A separate sustainability report would merely duplicate the information that is already provided to and easily accessed by our stockholders and the public. Thus, the Board believes that preparing the special sustainability report requested by the stockholder proposal is unnecessary and would constitute a waste of Company funds and resources.

This proposal was also presented by The New York City Office of the Comptroller at the Company’s 2004 and 2005 Annual Meetings and was defeated by a vote of over 80% and over 83%, respectively, against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2007 Proxy Statement

Stockholder proposals for inclusion in the 2007 Proxy Statement must be received at the Company’s principal executive offices on or before December 13, 2006. In addition, all stockholder proposals for inclusion in the 2007 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days’ notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company’s Bylaws.

Fiscal Year 2005 Annual Report

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 is being mailed to all stockholders of record with this Proxy Statement.

By Order of the Board of Directors,

/s/ Robert A. Gordon

Robert A. Gordon

Secretary

Dated: April 12, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER

OF THE

AUDIT COMMITTEE OF SAFEWAY INC.

Adopted August 14, 2003

Amended July 12, 2004

Amended March 9, 2005

Amended August 16, 2005

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Safeway Inc. (the “Company”) on August 14, 2003 and amended on July 12, 2004, March 9, 2005 and August 16, 2005.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Auditing Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the

Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. At least one member (it may be the same person) also shall be an “audit committee financial expert” within the definition adopted by the SEC, or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1), as well as the Company’s Director Independence Standards. No Committee member may simultaneously serve on the audit committee of more than three public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

Director’s fees are the only compensation the Committee members may receive from the Company.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor

1.    Appointment and Oversight.  The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.    Pre-Approval of Services; Restriction on Non-Audit Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such pre-approval decisions are presented, for informational purposes only, to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. Notwithstanding the foregoing, the Company shall not engage the independent auditing firm to perform non-audit services in the following areas: (i) bookkeeping or other services related to the accounting records or the financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions; (vii) human resources; (viii) broker-dealer, investment adviser or investment banking services; (ix) legal services; and (x) expert services unrelated to the audit.

3.    Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i)    The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii)    The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard

1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii)    The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv)    The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v)    The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

(i)    The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii)    The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii)    The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.    Separate Meetings with the Independent Auditor.

(i)    The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii)    The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii)    The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.    Recommendation to Include Financial Statements in Annual Report.  The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.    Meetings with Management, the Independent Auditor and the Internal Auditor.  The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, the Chief Executive Officer, Chief Financial Officer or their designee(s) shall provide a report as to the Company’s financial condition, including, but not limited to any of the following: (i) reasons for material increases in expenses and liabilities, material decreases in revenues and earnings and material adjustments in reserve accounts or contingencies, and (ii) plans regarding negative trends and the success or failure of plans presented in the past. To the extent that any adjustment of a contingency reserve equals or exceeds $10 million, such adjustment will be specifically disclosed to the Committee. In addition, the Chief Financial Officer or Chief Accounting Officer shall review all significant changes in accounting policies or the adoption of new accounting pronouncements with the Committee.

Internal Audit

8.    Appointment.  The Committee shall review the appointment and replacement of the internal auditor.

9.    Separate Meetings with the Internal Auditor.  The Committee shall meet at least twice a year with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

10.    The internal auditor shall be responsible for devising an internal audit plan for each fiscal year, which shall be presented to the Committee. The plan shall include assessment of the internal controls environment in order to determine that appropriate financial reporting procedures are in place and are being followed by the Company’s employees. A written report to the Chief Financial Officer shall be prepared for each internal audit performed describing the internal audit findings, opinions and recommendations, if any. Any significant reports or findings, or remedial action, shall be reviewed with the Chief Executive Officer and the Committee.

Other Powers and Responsibilities

11.(a)    The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

        (b) In addition to the general discussions required under Section 11(a) above, the Committee and/or the Committee Chair will meet with management prior to each quarterly earnings release to review the specifics of each earnings release including, but not limited to, status of operations, consistency of accounting policies, or large or unusual transactions. The independent auditors will participate in such meetings and report on the results of their quarterly review.

12.    The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

13.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

14.    The Committee shall discuss with the Company’s General Counsel and/or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

15.    The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

16.    The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

17.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

18.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

19.    The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

20.    The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

21.    The Committee shall at least annually perform an evaluation of the performance of the Committee, including a review of the Committee’s compliance with this Charter.

22.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

THE 2001 AMENDED AND RESTATED OPERATING

PERFORMANCE BONUS PLAN

FOR EXECUTIVE OFFICERS OF SAFEWAY INC.

Safeway Inc., a Delaware corporation (the “Company”), previously adopted The Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Plan”). The objectives of the Plan are to motivate and reward executives to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

Under the terms of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan. The Board of Directors of the Company has adopted this amendment and restatement of the Plan, effective with respect to bonuses for fiscal years beginning on or after December 31, 2000, subject to approval of this amendment and restatement of the Plan by the stockholders of the Company.

ARTICLE I.

DEFINITIONS

Section 1.1 - Base Compensation. “Base Compensation” shall mean the Participant’s regular weekly base salary rate, excluding moving expenses, bonus pay and other payments which are not considered part of regular weekly salary rate, multiplied by the number of weeks the Participant is eligible, including up to six weeks of Paid Leave of Absence. Any changes in the Participant’s regular weekly base salary rate effected during the fiscal year of the Company shall be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Section 1.2 - Paid Leave of Absence. “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

Section 1.3 - Participant. “Participant” shall mean the Company’s Chief Executive Officer (“CEO”) and any other Executive Officer (including the Senior Vice President – Supply). “Executive Officer” shall mean any officer of the Company subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

ARTICLE II.

BONUS AWARDS

Section 2.1 - CEO. The CEO is eligible for a bonus award under this Section 2.1. For each fiscal year of the Company, the Section 162(m) Committee of the Board (the “Committee”) shall establish an objectively determinable performance target under this Section 2.1, which shall include one or more of the following components of overall Company performance: (i) identical store sales, (ii) operating profit, and (iii) working capital, in each case as determined in accordance with the Company’s accounting practices, as in effect on the first day of such fiscal year, and which may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award to the CEO not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $3.0 million, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates.

Section 2.2 - Executive Officers. Each Executive Officer (including the Senior Vice President – Supply, but excluding the CEO) is eligible for a bonus award under this Section 2.2. Achievement of specified levels above the performance target described under Section 2.1 will result in a bonus award to an Executive Officer not to exceed a percentage of such Executive Officer’s Base Compensation determined by the Committee, up to a maximum bonus award of $1.5 million, paid in accordance with Article III. For each Executive Officer, the Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. At the discretion of the Committee, however, the Committee may reduce the bonus amount payable to any Executive Officer. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates.

Section 2.3 - Senior Vice President – Supply. The Senior Vice President – Supply is eligible for a bonus award under this Section 2.3. For each fiscal year of the Company, the Committee shall establish an objectively determinable performance target under this Section 2.3, which shall include one or more of the following components of performance for the Supply Division: (i) Supply Division operating income, (ii) plant performance, (iii) third party sales income contribution, (iv) working capital, and (v) identical store sales, in each case as determined in accordance with the Company’s accounting practices, as in effect on the first day of such fiscal year, and which may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $550,000, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Supply Division for the fiscal year to which such bonus award relates.

Section 2.4 - Adjustments to Performance Components. For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with generally accepted accounting principles (“GAAP”), to any of the performance components under Section 2.1, 2.3 or 5.3 for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (v) attributable to the business operations of any entity acquired by the Company during the fiscal year.

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ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1 - Form of Payment. Each Participant’s bonus award may be paid, at the option of the Participant, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be paid in accordance with the provisions of the 1999 Amended and Restated Equity Participation Plan of Safeway Inc.

Section 3.2 - Timing of Payment. Unless otherwise directed by the Committee, each bonus award shall be paid as soon as practicable after the end of the fiscal year to which such bonus award relates.

ARTICLE IV.

SECTION 162(m)

Section 4.1 - Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and may take such actions which it may deem necessary to ensure that such bonus award will so qualify.

Section 4.2 - Performance Goals. With respect to any bonus award which the Committee determines should qualify as performance-based compensation, any of the performance targets described in Sections 2.1 and 2.3, if applicable to such bonus award, shall be established in writing before the first day of the fiscal year to which such bonus award relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.

ARTICLE V.

TRANSFERS, TERMINATIONS AND NEW EXECUTIVE OFFICERS

Section 5.1 - Transfers. For a Participant who is transferred from one Executive Officer position to another during a fiscal year, the bonus award for the fiscal year will be the sum of the pro-rata bonus awards calculated for each position.

Section 5.2 - Terminations. Except as provided in Section 5.1 or as otherwise provided by the Committee, a Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial fiscal year bonus award, except when the reason for leaving the position is for reason of health or retirement; provided, however, that

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with respect to a Participant who leaves for reason of health or retirement, the Committee may determine that such Participant shall not receive a partial fiscal year bonus award.

Section 5.3 – New Executive Officers. A Participant who is transferred from a non-Executive Officer position to an Executive Officer position during a fiscal year, or who commences employment with the Company in an Executive Officer position during a fiscal year, shall be eligible for a bonus award for such fiscal year in accordance with Article II, unless the Committee determines, on the basis that the performance targets established under Article II are no longer substantially uncertain or otherwise, that such Participant shall be eligible for a bonus award for such fiscal year under this Section 5.3. In the event a Participant is eligible for a bonus award under this Section 5.3, for such fiscal year, the Committee shall establish an objectively determinable performance target under this Section 5.3, which shall relate to such Participant’s period of service as an Executive Officer during such fiscal year, and which shall include one or more of the performance components specified in Section 2.1 (and, if such a Participant is the Senior Vice President – Supply, one or more of the performance components under Section 2.3) and may also provide for adjustments in accordance with Section 2.4. Achievement of specified levels above the performance target will result in a bonus award to such Participant not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $3.0 million (in the case of the CEO) or $1.5 million (in the case of any Executive Officer other than the CEO), paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. At the discretion of the Committee, however, the Committee may reduce the bonus payable to any such Participant (other than the CEO). Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates. With respect to any bonus award under this Section 5.3 which the Committee determines should qualify as performance-based compensation, any of the performance targets described in this Section 5.3, if applicable to such bonus award, shall be established in writing before the first day of such Participant’s employment in an Executive Officer position during the fiscal year to which such bonus relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established in writing by the Committee after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has been established.

ARTICLE VI.

ADMINISTRATION

Section 6.1 - Committee

(a) The Committee shall consist of at least two persons appointed by and holding office at the pleasure of the Board.

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(b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 6.2 - Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 6.3 - Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

ARTICLE VII.

OTHER PROVISIONS

Section 7.1 - Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets described in Sections 2.1 and 2.3 if applicable to such bonus awards, after the commencement of the year with respect to which such bonus awards relate.

Section 7.2 - Approval of Plan by Stockholders. This amendment and restatement of the Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2001. In the event that this amendment and restatement of the Plan is not so approved, this amendment and restatement of the Plan shall cease to be effective, and the Plan, as in effect prior to this amendment and restatement of the Plan, shall continue in accordance with the terms thereof.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Annual Meeting Proxy Card

123456 C0123456789 12345

Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors

For Against Abstain

1a - Steven A. Burd 1b - Janet E. Grove 1c - Mohan Gyani

1d - Paul Hazen

1e - Robert I. MacDonnell

1f - Douglas J. Mackenzie

For Against Abstain

1g - Rebecca A. Stirn 1h - William Y. Tauscher 1i - Raymond G. Viault

For Against Abstain

B Other Proposals

The Board of Directors recommends a vote FOR proposals 2 and 3.

The Board of Directors recommends a vote AGAINST stockholder proposals 4, 5, 6, 7 and 8.

For Against Abstain

2. Re-Approval of 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc.

3. Ratification of appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2006.

For Against Abstain

4. Stockholder proposal requesting cumulative voting.

5. Stockholder proposal requesting a separate vote on golden pay in connection with a merger.

6. Stockholder proposal requesting the creation of a formal mechanism for dialogue between independent directors and shareholders.

7. Stockholder proposal requesting the labeling of genetically engineered products.

8. Stockholder proposal requesting that the company issue a sustainability report.

Mark this box with an X if you plan to attend the Annual Meeting.

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Proxy - Safeway Inc.

For the Annual Meeting - May 25, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2006, appoints Steven A. Burd and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Thursday, May 25, 2006 at 1:30 p.m. or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSALS DESCRIBED IN ITEMS (2) AND (3), AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (4), (5), (6), (7) AND (8), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

Safeway stockholders as of the close of business on March 27, 2006 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 2 of the proxy statement for details on admission procedures.

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone

(within U.S. and Canada)

Call toll free 1-866-536-4490 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Enter the information requested on your computer screen and follow the simple instructions.

To vote by Mail

• Mark, sign and date the proxy card.

• Return the proxy card in the postage-paid envelope provided.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 9:00 p.m., Pacific Time, on May 24, 2006. THANK YOU FOR VOTING